EXHIBIT 16.1

October 22, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 22, 2012 of 24Holdings, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants